Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Tara Szerpicki
Investor Relations
Boykin Lodging Company
(216) 430-1333
InvestorRelations@boykinlodging.com
Boykin Lodging Company to be Acquired
Cleveland, Ohio, May 22, 2006—Boykin Lodging Company (NYSE: BOY) (the “Company”), a hotel real estate investment trust, today announced that it has entered into a definitive merger agreement to be acquired by Braveheart Holdings LP (“Braveheart”), an affiliate of Westmont Hospitality Group (“Westmont”) and Cadim Inc., a division of Caisse de dépôt et placement du Québec, in a cash transaction valued at approximately $416 million, including debt.
In the transactions contemplated by the merger agreement, each common share of the Company will be converted into the right to receive $11.00 per share in cash. A portion of the $11.00 per share will be paid in the form of a dividend prior to closing. Each limited partner in Boykin Hotel Properties, L.P., the operating partnership of the Company, will also be entitled to receive, subject to compliance with certain procedures, $11.00 per unit in cash less the amount of pre-closing dividends. Outstanding depositary shares, each representing a 1/10 fractional interest in a share of the Company’s 10-1/2% Class A Cumulative Preferred Shares, Series 2002-A, will be converted into the right to receive a cash payment of $25.00 per share plus accrued dividends through the closing date.
Immediately prior to the closing of the transactions contemplated by the merger agreement, the Company’s interests in the Pink Shell Beach Resort and Spa and the Banana Bay Resort & Marina — Marathon will be sold to entities controlled by Robert W. Boykin, Chairman and Chief Executive Officer of the Company, for a purchase price of approximately $14.6 million, to be adjusted based upon the cash flows of such interests from April 1, 2006 through the actual closing date. These transactions are contingent upon the closing of the transactions contemplated by the merger agreement. These transactions have been unanimously approved by the Board of Directors of the Company (with Mr. Boykin abstaining), and by a special committee of independent directors (the “Special Committee”).
The Company’s Board of Directors has unanimously approved the merger agreement (with Mr. Boykin abstaining) and has recommended the approval of the transaction by the Company’s common shareholders. Completion of the transaction, which is expected to occur during the third quarter of 2006, is contingent on customary closing conditions and the approval of the Company’s common shareholders. The transaction is not contingent on receipt of financing by Braveheart.
As previously announced, the Company has entered into an agreement to sell its Radisson Suite Beach Resort — Marco Island to an unrelated third party for a purchase price of $58.0 million. Upon execution of that agreement, the proposed purchaser made a deposit of $3.0 million. The proposed purchaser is obligated to make a second deposit of $3.0 million on May 25, 2006. Braveheart has the right to terminate the merger agreement with the Company if the proposed purchaser does not make the second deposit; however, the merger agreement will not terminate if the Company is able to enter into an alternate agreement or arrangement, no later than July 7, 2006, to effect the disposition of the property, and the Company and Braveheart agree, after negotiating in good faith, on changes to the merger agreement based on such agreement or arrangement.
“We are pleased to announce this transaction, which we believe will enable shareholders to receive the benefit of our efforts to increase shareholder value,” said Robert W. Boykin, Chairman and Chief Executive Officer of the Company.
As a result of the aforementioned announcements, the Company’s Board of Directors has elected to adjourn until further notice the previously scheduled June 1, 2006 Annual Meeting of Shareholders.
UBS Investment Bank acted as financial advisor to the Board of Directors of the Company and Houlihan Lokey advised the Special Committee and the Board of Directors. RBC Capital Markets acted as financial advisor to Westmont.
About Boykin Lodging Company:
Boykin Lodging Company is a real estate investment trust that focuses on the ownership of full-service, upscale commercial and resort hotels. The Company currently owns interests in 21 hotels containing a total of 5,871 rooms located in 13 states, and operating under such internationally known brands as Doubletree, Marriott, Hilton, Radisson, Embassy Suites, and Courtyard by Marriott among others. For more information about Boykin Lodging Company, visit the Company’s website at http://www.boykinlodging.com.
About Westmont:
Westmont was founded approximately 30 years ago. Westmont has grown to be one of the largest privately-held owner/operator of hotel assets in the world. Westmont owns an interest in and operates, or oversees the operations of, over 350 hotels containing more than 45,000 guestrooms through North America, Europe and Asia.
About Cadim, Inc.:
Cadim, Inc., a Montreal-based real estate advisor and portfolio manager, is a division of the Caisse de dépôt et placement du Québec and a member of the Real Estate group of the Caisse. The Caisse is one of the world’s 10 largest real estate managers among pension fund managers and manages funds primarily for public and private pension and insurance plans. As at December 31, 2005, it held CA$122.2 billion of net assets. The Caisse invests in the main financial markets as well as in private equity and real estate. For more information: http://www.lacaisse.com
Forward Looking Statements:
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the expected effects, timing and completion of the proposed transaction, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties that may cause results to differ materially from those set forth in those statements. For example, among other things, (1) the Company may be unable to obtain shareholder approval required for the transaction; (2) conditions to the closing of the transaction may not be satisfied; (3) the transaction may involve unexpected costs or unexpected liabilities; (4) the proposed purchaser may fail to pay its second deposit with respect to its purchase of the Radisson Suite Beach Resort — Marco Island and Braveheart could terminate the merger agreement as a result thereof; (5) the businesses of the Company may suffer as a result of uncertainty surrounding the transaction; and (6) the Company may be adversely affected by other economic, business, and/or competitive factors. Additional factors that may affect the future results of the Company are set forth in its filings with the Securities and Exchange Commission (“SEC”), which are available at http://www.boykinlodging.com. Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Additional Information and Where to Find It:
In connection with the proposed transaction, a proxy statement of Boykin Lodging Company and other materials will be filed with the SEC. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BOYKIN LODGING COMPANY AND THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the proxy statement (when available) as well as other filed documents containing information about Boykin Lodging Company at http://www.sec.gov, the SEC’s free website. Free copies of Boykin Lodging Company’s SEC filings are also available on Boykin Lodging Company’s website, http://www.boykinlodging.com.
Participants in the Solicitation:
Boykin Lodging Company and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Boykin Lodging Company’s shareholders with respect to the proposed transaction. INFORMATION REGARDING BOYKIN LODGING COMPANY’S EXECUTIVE OFFICERS AND DIRECTORS IS SET FORTH IN THE COMPANY’S PROXY STATEMENT FILED ON APRIL 25, 2006. More detailed information regarding the identity of potential participants, and their direct or indirect interest, by securities, holdings or otherwise, will be set forth in the proxy statement and other material to be filed with the SEC in connection with the proposed transaction.